Exhibit 10.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ANY SUCH LAW.

First China Pharmaceutical Group, Inc.

CONVERTIBLE PROMISSORY NOTE

Up to $400,000	October 3, 2010

FOR VALUE RECEIVED, the undersigned, First China Pharmaceutical Group, Inc., a Nevada corporation (the “Company”) promises to pay to the order of Sierra Growth Inc., or permitted assigns (hereinafter, with any subsequent holder, the “Holder”) the principal sum of up to four hundred thousand dollars ($400,000) (the “Principal”), with interest on the unpaid principal from the date hereof at a rate of five percent (5.000%) simple interest per annum. Interest shall be calculated on the basis of the actual number of days elapsed over a 365-day year, shall commence to accrue on the date hereof and shall continue on the outstanding principal until paid in full.

1. Draw of funds.  The Holder, at its sole discretion, will provide up to $400,000 in funds to the Company for working capital purposes. Within 4 Days from the company's request of a funds draw, Sierra Growth Inc. has the option to either provide the funds, or to provide the Company a written response that funds are no longer available. All repayment and interest calculations will be based upon the aggregate of the draws requested by the Company with the repayment term being effective the date of the final draw.

2. Interest Payments.  Unless converted or repaid as set forth hereunder, accrued interest will be due and payable upon the Maturity Date.

3. Application of Payments.  All payments of principal and interest shall be in lawful money of the United States of America, except as set forth below in connection with conversion of this Note. All payments on account of the indebtedness evidenced by this Note shall be applied first to any and all costs, expenses and other charges then owed the Holder by the Company, second, to accrued and unpaid interest, and thereafter to the unpaid principal balance hereof. All payments so received after demand or acceleration shall be applied in such manner as the Holder may determine in its sole and absolute discretion.

4. Maturity Date.  Unless converted pursuant to the terms of this Note or unless earlier accelerated by the terms of this Note, the principal amount hereof, together with all unpaid accrued interest hereon and all other fees, costs and charges, if any, shall be due and payable on the date which is five (5) years from the original date of this Note (the “Maturity Date”). No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein.

5. Conversion.  The outstanding Principal and accrued but unpaid interest thereon (the “Debt”) shall be converted as follows:

4.1           Upon a Qualified Financing.  Unless earlier converted pursuant to Section 4.2 below, if within twelve (12) months of the date hereof the Company completes a financing yielding aggregate gross proceeds or borrowings to the Company of at least one million dollars ($1,000,000) (excluding any proceeds or borrowings associated with the exchange contemplated hereby) (the “Qualified Financing”), the Holder agrees to exchange the Debt simultaneously with the initial closing of such Qualified Financing as follows:

(a)  In the event of a debt Qualified Financing (“Qualified Debt Financing”), the Holder may at its option exchange in whole or in part this Note for a promissory note (or other evidence of indebtedness) in the same form and with the same terms and conditions as those issued in such Qualified Debt Financing and in a principal amount equal to the then outstanding Debt.

(b)  In the event of an equity Qualified Financing (“Qualified Equity Financing”), the Holder may at its option convert the Debt into shares of capital stock of the same class and series and with the same rights, preferences and privileges as those issued in such Qualified Equity Financing, at a price per share equal to the purchase price paid by investors in such Qualified Equity Financing.

To the extent the other participants in the Qualified Financing are required to execute or deliver any other documents or meet any qualifications as a condition to their investment, the Holder’s exchange shall be subject to the same requirements and qualifications.

4.2           Conversion by Mutual Agreement of Holder and the Company.  At any time, and from time to time, as applicable, prior to the Maturity Date, the Company and the Holder may mutually agree on a date (each, an “Agreed Conversion Date”) to convert in whole or in part the Debt into shares of common stock of the Company at a conversion price equal to the trailing Volume Weighted Average Price (“VWAP”) (as calculated based upon the price and volume quotes reported by the Wall Street Journal over the previous ten (10) trading days prior to the Agreed Conversion Date) per share of the Company’s common stock. Notwithstanding the foregoing, the amount of Debt which the Company and the Holder may elect to convert shall be limited to the extent necessary to ensure that, following such conversion, the total number of shares of Company common stock then beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Company common stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Company common stock (including for such purpose the shares of Company common stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Holder may waive such limitation on conversion contained in this Section 4.2 or increase or decrease such limitation percentage to any other percentage as specified in a written notice to the Company.

4.3           Upon a Reorganization, Consolidation, Merger.  In the event (a) of any reorganization of the Company, (b) the Company consolidates with or merges into another entity, (c) the Company sells all or substantially all of its assets to another entity and then distributes the proceeds to its shareholders, or (d) the Company issues or otherwise sells securities representing more than 50% of the voting power of the Company in a single or series of related transactions immediately after giving effect to such transaction or series of related transaction (each of such events shall be referred to herein as a “Liquidation Event”), then, and in each such case, the Company, at its sole discretion, may convert any outstanding Debt into securities or cash, as the case may be, equal to the VWAP per share of common stock of the Company for the previous ten (10) trading days prior to the Liquidation Event. In the event the Company does not convert any outstanding Debt, then the Holder, upon the conversion of this Note at any time after the consummation of any Liquidation Event shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such Liquidation Event if the Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Note, and the successor or purchasing entity in a Liquidation Event (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such entity’s obligations under this Note.

4.4           Partial Conversion or Exchange.  All rights with respect to such portion of the Debt converted or exchanged pursuant to Section 4.1, Section 4.2 or Section 4.3 shall terminate upon such conversion or exchange. Notwithstanding the foregoing, the Holder agrees to surrender this Note to the Company for cancellation as to that portion of the Note that the Holder elects to convert or exchange as soon as possible following such conversion or exchange, and the Company shall execute and deliver a new promissory note, upon the same terms and conditions set forth herein, evidencing the right of the Holder to the balance of the principal that was not converted or exchanged (and accrued but unpaid interest thereon, as applicable).

6. Mechanics of Conversion.  As promptly as practicable after the conversion of this Note, this Note shall be cancelled, and the Company will issue and deliver to the Holder a certificate or certificates (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Company) representing the full number of securities issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder of the Note for any issuance tax in respect thereof or other cost incurred by Company in connection with such conversion and the related issuance of shares).

7. Default.  The Company will be in default if any of the following occurs (each an “Event of Default”): (a) the Company fails to make payment of the principal amount or an interest payment when due and fails to cure the default within ten (10) days of the date of delivery of notice from Holder to the Company of the default; (b) the Company fails in any material respect to comply with or to perform when due any other material term, obligation, covenant, or condition contained in this Note, and fails to cure the default within ten (10) days of the date of delivery of notice from Holder to the Company of the default; (c) the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; and/or (d) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and shall not have been dismissed within sixty (60) days of filing. Upon an Event of Default, Holder may declare the entire unpaid principal and accrued interest amount immediately due and payable, all without further demand, presentment or notice, or grace period, all of which hereby are expressly waived.

8. Prepayment. At any time prior to the Maturity Date the Company may prepay, in whole or in part, the Debt in full satisfaction and accord of the Company’s obligations under this Note. Any prepayment shall be credited first to accrued but unpaid interest and the balance to principal, and interest shall cease to accrue on the amount of principal so paid.

9. Miscellaneous.

(a) Restrictions on Transfer.  This Note may only be transferred in compliance with applicable state and federal laws.  All rights and obligations of the Company and the Holder will be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

(b) Assignment.  Holder may not transfer or assign all or any part of this Note except upon prior written notice to the Company and with the Company’s prior written consent.

(c) Amendment or Waiver.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

(d) Notices.  Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified; or (iv) one (1) business day after transmission by telecopier with confirmation of successful transmission. Notices shall be delivered to the Holder and the Company (Attn: CEO), to such address and contact information as the respective parties have designated.

(e) Severability.  In the event any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, such invalidity, illegality, or unenforceability shall not affect any other provision of this Note. In such instance, this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

(f) Governing Law.  This Note will be governed by the laws of the State of Nevada applicable to contracts between Nevada residents wholly to be performed in Nevada.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be signed in its name as of the date first above written.

First China Pharmaceutical Group, Inc.
	By:	/s/ Zhen Jiang Wang
	Name:	Zhen Jiang Wang
	Title:	Chairman & Chief Executive Officer

Agreed and Accepted:

HOLDER Sierra Growth Inc.

By: /s/ Josephine Agotilla
Name: Josephine Agotilla
Title: Authorized Signatory

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